UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED: January 28, 2015

Alpine 4 Automotive Technologies Ltd.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55205	46-5482689
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

15589 N. 77th Street, Suite B
Scottsdale, AZ 85260
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(505) 804 5474
 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

Execution of Membership Interest Purchase Agreement, Future Closing of Transaction

On January 28, 2015, Alpine 4 Automotive Technology Ltd. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Agreement”) with Clean Choice Solar, LLC, a California limited liability company (“CCS”), and its two members, Kort Potter and Barnaby Baker (collectively, the “Sellers”).

CCS works with residential customers to provide solar energy generation products.  The CCS team consists of consultants, engineers, finance personnel, and solar panel installers, who work with residential customers in California to explore alternatives relating to the installation of solar panels for home power generation and sale of surplus power to power providers.  Messrs. Potter and Baker each own 50% of the outstanding membership interests of CCS.

Pursuant to the Agreement, the Company, CCS, and Messrs. Potter and Baker agreed on the terms pursuant to which the Company would purchase from the Sellers all of the outstanding membership interests of CCS (the “Interests”).  The purchase price to be paid by the Company for the Interests consists of cash, securities, and certain accounts receivable.  The “Securities Consideration” will consist of 2,500,000 shares of Alpine 4 restricted common stock, with 1,250,000 shares to be issued to each Seller.  The Sellers will have the right to require the Company to redeem the shares within 14 days after the two year anniversary of the closing of the transaction, at a redemption price of $1 per share.  The “Cash Consideration” to be paid is the aggregate amount of $5,900,000, with $2,800,000 being paid to each Seller, and $300,000 deposited with CCS for use as working capital.  The “Accounts Receivable” consideration will consist of the total amount collected by CCS from accounts receivable owed to CCS as of the Closing Date (defined below), and will be paid to the Sellers on a pro rata basis.

In the Agreement, each Seller acknowledged and agreed that his entry into a consulting agreement with the Company was an integral part of the transaction contemplated by the Agreement. As such, each Seller agreed to enter into a consulting agreement with CCS and continue to work with CCS for a period of at least 90 days following the Closing Date.  The Sellers, CCS, and the Company anticipate that they will complete the negotiation of the terms of the consulting agreements before the Closing Date.

Also pursuant to the Agreement, the Company, CCS, and the Sellers all acknowledged and agreed that between the execution of the Agreement and the date of the closing of the purchase of the Interests (the “Closing Date”), the Sellers and CCS would continue to provide information to the Company. Additionally, the Company, CCS, and the Sellers acknowledged and agreed that the Company has the right to terminate the Agreement in the event that information provided by the Sellers or CCS to the Company differs materially from that information provided prior to the execution of the Agreement.

CCS will provide information to the Company, including financial statements, prior to the Closing Date, and the parties will continue to negotiate other agreements, including the consulting agreements, as necessary.  Once the Company has closed the purchase of the Interests, the Company will provide additional disclosures relating to CCS and the Sellers, including required financial statements, as required by the rules of the Commission.

The foregoing summary of the terms and conditions of the Membership Interest Purchase Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Membership Interest Purchase Agreement attached as an exhibit hereto.

Agreement to Issue Shares of Restricted Common Stock

As noted above, in connection with the Agreement, the Company agreed to issue an aggregate of 2,500,000 shares of its restricted common stock to the Sellers as part of the purchase price paid.

In the Agreement, each of the Sellers made certain representations and warranties to the Company, including that each is an accredited investor, that they were acquiring the shares for their own individual accounts and not in connection with any resale or distribution, that they had reviewed the Company’s public filings, and that they understood that the shares are restricted securities.  Management anticipates that the Company will issue certificates for the common shares which include a restrictive legend.

The shares of common and preferred stock will be issued to the Sellers without registration under the 1933 Act in reliance on Section 4(a)(2) of the 1933 Act and the rules and regulations promulgated thereunder.

Item 9.01                      Financial Statement and Exhibits.

As the purchase of the Interests has not yet closed, the Company is not yet required to provide financial statements of CCS.  Upon the closing of the purchase of the Interests, management anticipates that the audited financial statements of CCS required by this Item will be filed by amendment to the Current Report on Form 8-K that discloses the closing of the purchase of the Interests not later than 71 days after the date on which such Current Report on Form 8-K is required to be filed.  Additionally, management anticipates that any required pro forma financial information will be filed by amendment to the Current Report on Form 8-K that discloses the closing of the purchase of the Interests not later than 71 days after the date on which such Current Report on Form 8-K is required to be filed.

Exhibit Number	Description

99	Membership Interest Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpine 4 Automotive Technologies Ltd.

By:	/s/ Richard Battaglini
Richard Battaglini
Chairman of the Board and President

By:	/s/ Kent B. Wilson
Kent B. Wilson
Chief Executive Officer, Chief Financial Officer, Secretary
(Principal Executive Officer, Principal Financial Officer)

Date:	January 29, 2015.